FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES 2013 YEAR-END RESULTS

Ended 2013 with $3.3 Million Positive Operating Cash Flow

Edgewood, NY – March 6, 2014 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE MKT: CVU) today announced financial results for the 2013 fourth quarter and year ended December 31, 2013.

Fourth Quarter 2013 vs. Fourth Quarter 2012

•	Revenue was $21,285,992, compared to $27,356,029;
•	Gross margin was 24.8%, compared to 28.1%;
•	Pre-tax income was $3,376,242, compared to $5,765,354; and,
•	Net income was $2,370,242, or $0.28 per diluted share, compared to $3,600,354, or $0.43 per diluted share.

Full Year 2013 vs. Full Year 2012

•	Revenue was $82,988,522, compared to $89,272,582;
•	Gross margin was 22.2%, compared to 27.1%;
•	Pre-tax income was $11,153,894, compared to $16,525,130; and,
•	Net income was $7,736,894, or $0.91 per diluted share, compared to $11,011,130, or $1.40 per diluted share.

* Diluted earnings per share for full year 2013 was calculated on 8% more shares outstanding, than in 2012 due to the Company’s 1.2 million share public offering completed in July 2012.

Douglas J. McCrosson, CPI Aero’s recently appointed President & CEO, stated, “In February of last year, we provided guidance that uncertainties related to the Government sequester would result in lower revenue and net income in 2013 as compared to 2012. It was our expectation at the time that revenue and net income would more closely resemble 2011 results rather than 2012 results. Today’s announced results are in line with our expectation. The decrease in total revenue for 2013 as compared to 2012 was due to lower revenue from prime government contracts and subcontracts, offset by slightly higher revenues generated from commercial subcontracts. Specifically:

-	Revenue generated from prime government contracts decreased to approximately $1.4 million. This decrease was expected as our largest prime contract with the Government, C-5 TOP, is virtually complete.
-	Revenue generated from government subcontracts decreased by 2.7% to approximately $54.9 million. The decrease was largely due to a marked decline in our military fixed wing business segment offset by slight increases in the remaining three military markets segments; helicopter, MRO and pod systems.
-	Revenue generated from commercial subcontracts slightly increased by 0.4% to approximately $26.8 million. The increase was largely due to growth in our business jet market segment, particularly in our programs with Cessna and Embraer that are both emerging from the development stage.”

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March 6, 2014

Mr. McCrosson added, “As reported for the past two quarters, our gross margin for 2013 was affected primarily by adjustments to our long-term programs with Spirit, Northrop Grumman and Boeing. Additionally, in the 2013 fourth quarter we experienced technical challenges during the final assembly phase of the first pod system we are building for United Technologies Aerospace Systems. While such technical challenges are not uncommon during the first build of a highly complex system, the end result was the need for additional unplanned non-recurring expenditures for new tooling, engineering labor, and support labor costs that increased the estimated costs for this program. As a result, gross margin for the 2013 fourth quarter and year was 24.8% and 22.2%, respectively. The 2013 gross margin is 80 basis points lower than the low end of our 2013 gross margin guidance provided in our third quarter 2013 earnings release.”

Mr. McCrosson noted, “Our selling, general and administrative (“SG&A”) expenses continue to decrease as we have taken steps to improve the efficiency of our administrative processes. Our 2013 SG&A expenses as compared to 2012 decreased by approximately $600,000; as a percent of revenue SG&A expenses for 2013 decreased to 8.1% as compared to 8.2% in 2012. This was primarily due to a decrease in officers’ bonus, a decrease in accounting and legal fees, and a decrease in payroll taxes, partially offset by an increase in salaries as a result of increased headcount. Lower revenues and lower gross margins, although slightly offset by lower SG&A expenses, resulted in a decrease in net income for the 2013, as compared to 2012.”

Mr. McCrosson continued, “As expected, during 2013 we had greater product shipments than in 2012, or any other year, as many of our programs transitioned from development to the production stage. Increased shipments, combined with less spending for startup costs associated with new contracts and a decline in non-recurring expenses on our maturing programs, resulted in positive cash flow from operations of approximately $3.3 million.”

Discussing backlog and contract awards, Mr. McCrosson added, “Our total backlog at December 31, 2013 increased to $431.4 million as compared to $391.9 million at December 31, 2012. This increase was attributable to a $24.5 million increase in backlog on commercial programs and a $15.1 million increase in backlog for military programs. Funded backlog at December 31, 2013 increased to $110.4 million, from $52.3 million at December 31, 2012, which was the result of increases of funded backlog for both military and commercial programs. Specifically, at December 31, 2013 as compared to December 31, 2012, funded backlog for military programs increased by $39.6 million to $82.8 million and funded backlog for commercial programs increased by $18.5 million to $27.6 million.

“In 2013 we received record new business awards from all customers totaling approximately $122.3 million, which surpasses the previous record of $83.6 million established in 2011 and compares to $81.6 million in awards received in 2012. The 2013 total included approximately $96.0 million of government subcontract awards and approximately $26.3 million of commercial contract awards; $39 million of the new awards were received during the fourth quarter, the majority of which were related to follow-on orders for our A-10 and E-2D programs.”

Discussing expectations for 2014, Mr. McCrosson added, “At our November 2013 Investor Day presentation, we provided soft guidance that 2014 would be a return to top line growth over 2013 with revenue possibly reaching the 2012 results. While we did have some anticipated first quarter 2014 revenue move into fourth quarter 2013, we remain comfortable with this estimate. Since the beginning of 2014, many of our commercial programs are beginning to transition toward full production. As a result, product deliveries and customer billings are expected to surpass those of 2013, our best year ever in terms of product shipments. The effect of increased product shipments will be partially offset by investment in new programs in 2014 and therefore we are estimating cash flow from operations of approximately $1 million to $1.25 million.

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March 6, 2014

“Our newer commercial programs such as the HondaJet, Cessna Citation X and Embraer Phenom 300 business jet programs are anticipated to generate a higher percentage of total revenue on a quarter-over-quarter and year-over-year comparison basis. We typically experience lower margins during the early stages of long-term programs and therefore, we expect this product mix to produce a gross profit margin for full year 2014 in the range of 20% to 21%. As marketing and sales forecasts for these commercial programs permit us to increase our estimate of production quantity our gross margins on these programs will typically improve, as these programs transition to production stage.”

“Looking beyond this year to 2015, we see continued strength in production rates of our business jet programs, steady production on our more mature programs and new programs that combined could produce the highest revenue in our history. Likewise, as unit costs decrease with increased build rates, we expect gross margin in full year 2015 to be higher than in 2014. We expect to be in a position to offer more definitive guidance for 2014 and 2015 when we announce our first quarter 2014 earnings in May.”

Mr. McCrosson concluded, “Although 2013 was a difficult year for us, as it was for many of our peers, we believe that due to our large funded backlog and diversified and impressive list of customers for military and commercial programs, CPI Aero is well positioned to resume its growth in the coming years. We will continue to pursue new awards for military programs in addition to commercial programs, including other helicopter and business/private jet, as well as large commercial aircraft.”

Conference Call

CPI Aero’s President and CEO, Douglas J. McCrosson, and CFO, Vincent Palazzolo, will host a conference call today, Thursday, March 6, 2014 at 10:00 am ET to discuss fourth quarter results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing (201) 493-6739. Please call in 10 minutes before the scheduled time and ask for the CPI Aero call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.cpiaero.com and click on the “Investor Relations” section, then click on “Event Calendar”. Please access the website 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived and can be accessed for approximately 90 days. We suggest listeners use Microsoft Explorer as their browser.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural aircraft parts for fixed wing aircraft and helicopters in both the commercial and defense markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. Among the key programs that CPI Aero supplies are the E-2D Advanced Hawkeye surveillance aircraft, the A-10 Thunderbolt attack jet, the Gulfstream G650, the UH-60 BLACK HAWK® helicopter, the S-92® helicopter, the MH-60S mine countermeasure helicopter, AH-1Z ZULU attack helicopter, the HondaJet-Advanced Light Jet, the MH-53 and CH-53 variant helicopters, the C-5A Galaxy cargo jet, the E-3 Sentry AWACS jet, the Embraer Phenom 300 light business jet and the New Cessna Citation X. CPI Aero is included in the Russell MicroCap Index.

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March 6, 2014

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2012 and Forms 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact:
Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
CPI Aero	Lena Cati
(631) 586-5200	(212) 836-9611
www.cpiaero.com	www.theequitygroup.com

(See Accompanying Tables)

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March 6, 2014

CPI AEROSTRUCTURES, INC.

CONDENSED STATEMENTS OF INCOME

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2013	2012	2013	2012
	(Audited)		(Audited)
Revenue	$21,285,992	$27,356,029	$82,988,522	$89,272,582
Cost of Sales	16,005,689	19,660,870	64,555,275	65,039,969
Gross profit	5,280,303	7,695,159	18,433,247	24,232,613
Selling, general and administrative expenses	1,821,674	2,031,631	6,704,524	7,322,630
Income from operations	3,458,629	5,663,528	11,728,723	16,909,983
Other income (expense), net	(82,387)	101,826	(574,829)	(384,853)
Income before provision for income taxes	3,376,242	5,765,354	11,153,894	16,525,130
Provision for income taxes	1,006,000	2,165,000	3,417,000	5,514,000
Net income	$2,370,242	$3,600,354	$7,736,894	$11,011,130

Basic net income per common share	$0.28	$0.43	$0.92	$1.43

Diluted net income per common share	$0.28	$0.43	$0.91	$1.40

Shares used in computing earnings per common share:
Basic	8,394,413	8,355,762	8,389,048	7,721,304
Diluted	8,529,434	8,446,215	8,470,578	7,865,090

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March 6, 2014

CPI AEROSTRUCTURES, INC.

CONDENSED BALANCE SHEETS

	December 31,	December 31,
	2013	2012
	(Unaudited)	(Audited)
ASSETS
Current Assets:
Cash	$2,166,103	$2,709,803
Accounts receivable, net	4,392,254	6,774,346
Costs and estimated earnings in excess of billings on uncompleted contracts	112,597,136	108,909,844
Deferred income taxes	417,000	534,000
Prepaid expenses and other current assets	609,268	426,063

Total current assets	120,181,761	119,354,056

Plant and equipment, net	2,849,753	2,907,476
Deferred income taxes	1,133,000	1,001,000
Other assets	108,080	1,620,984
Total Assets	$124,272,594	$124,883,516

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$7,614,755	$13,286,558
Accrued expenses	654,868	943,356
Billings in excess of costs and estimated earnings on uncompleted contracts	276,170	656,853
Current portion of long-term debt	1,020,349	1,100,564
Line of credit	21,350,000	23,450,000
Deferred income taxes	89,000	102,000
Income tax payable	736,536	106,000
Total current liabilities	31,741,678	39,645,331

Long-term debt, net of current portion	2,198,187	3,209,873
Deferred income taxes	788,000	867,000
Other liabilities	593,210	567,113

Total Liabilities	35,321,075	44,289,317

Shareholders’ Equity:
Common stock - $.001 par value; authorized 50,000,000 shares, issued 8,410,493 and 8,371,439 shares, respectively, and
outstanding 8,410,493 and 8,371,439 shares, respectively	8,410	8,371
Additional paid-in capital	50,381,348	49,780,673
Retained earnings	38,582,876	30,845,982
Accumulated other comprehensive loss	(21,115)	(40,827)

Total Shareholders’ Equity	88,951,519	80,594,199
Total Liabilities and Shareholders’ Equity	$124,272,594	$124,883,516